Exhibit 1

PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 12, 2004)                  REGISTRATION NO. 333-63924








                         300,000,000 Depositary Receipts
                         CP HOLDRS(SM) Deposit Facility



         This prospectus supplement supplements information contained in the prospectus dated March 12, 2004, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRS(SM) Deposit Facility.

         The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:


                                                      Share         Primary
               Name of Company             Ticker    Amounts    Trading Market
     -----------------------------------  --------  ---------  ----------------
     EnCana Corporation                     ECA        68.4          NYSE
     Fording Canadian Coal Trust            FDG        16.6          NYSE
     CP Ships Limited                       TEU        25            NYSE
     Canadian Pacific Railway Company       CP         50            NYSE
     Fairmont Hotels and Resorts Inc.       FHR        25            NYSE


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2004.